UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-17383
                                                                         -------

                        ML-LEE ACQUISITION FUND II, L.P.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      4 World Financial Center, 23rd Floor
                               New York, NY 10080
                                 (800) 288-3694
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)          |X|    Rule 12h-3(b)(1)(i)          |X|
           Rule 12g-4(a)(1)(ii)         |_|    Rule 12h-3(b)(1)(ii)         |_|
           Rule 12g-4(a)(2)(i)          |_|    Rule 12h-3(b)(2)(i)          |_|
           Rule 12g-4(a)(2)(ii)         |_|    Rule 12h-3(b)(2)(ii)         |_|
                                               Rule 15d-6                   |_|

                Approximate number of holders of record as of the
                       certification or notice date:   None
                                                       ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, ML-Lee Acquisition Fund II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           ML-LEE ACQUISITION FUND II, L.P.
                                           By: Mezzanine Investments II, L.P.,
                                               its Managing General Partner
                                           By: ML Mezzanine II Inc., its general
                                               partner


Date:    December 30, 2004                 By:  /s/ William Hauk
                                               ---------------------------------
                                                 William Hauk
                                                 Vice President and Treasurer